Exhibit 3

[Translation]

August 8, 2011

To Whom It May Concern

Issuer of Real Estate Investment Trust Securities
FC Residential Investment Corporation
6th Floor, Roppongi Hills Keyakizaka Terrace
15-1, Roppongi 6-chome, Minato-ku, Tokyo
Representative:	Yoshihiro Takatsuka Executive Director
Securities Code:	8975

Asset Management Company
Fund Creation REIT Advisers Co., Ltd.
Representative:	Masaya Hiruta Chief Executive Officer
Contact:	Eijiro Kuroshima General Manager
TEL:	+81-3-5413-5348

Notice Regarding Investment Unit Split

FC Residential Investment Corporation (the “Investment Corporation”) announces that it has decided at its board of directors’ meeting held today to implement an investment unit split (the “Unit Split”) as outlined below.

1.	Purpose of Unit Split

The Investment Corporation agreed to implement a merger (the “Merger”) with Ichigo Real Estate Investment Corporation (“Ichigo REIT”) on November 1, 2011 and entered into a merger agreement as described in the “Notice Regarding Execution of Merger Agreement Between FC Residential Investment Corporation and Ichigo Real Estate Investment Corporation” (the “Notice Regarding Execution of Merger Agreement”) released today.

The Merger is an absorption-type merger, in which the Investment Corporation is the surviving corporation, and the merger ratio before taking the Unit Split into consideration is 3/7:1 (Ichigo REIT : the Investment Corporation). With this ratio, however, 3/7 units of the Investment Corporation would be allocated to every one of Ichigo REIT’s units, and a large number of Ichigo REIT unitholders would receive only fractional units of the Investment Corporation. Therefore, a 7 for 1 unit split for units of the Investment Corporation will be implemented in order that at least one unit of the Investment Corporation will be issued to all of Ichigo REIT’s unitholders so that Ichigo REIT’s unitholders will be able to continue to hold the Investment Corporation’s units after the Merger. Following the Unit Split, 3 units of the Investment Corporation will be allocated per unit of Ichigo REIT and issued to Ichigo REIT’s unitholders.

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

2.	Summary of Unit Split

(1)	Split method

Each unit owned by unitholders and entered in or recorded on the final unitholders register on October 31, 2011 (Monday), the day immediately preceding the effective date of the Merger, will be split into 7 units. The Unit Split is subject to all conditions regarding the Merger, such as “(5) Conditions for Merger” in “2. Outline of Merger” described in the Notice Regarding Execution of Merger Agreement being met, and will come into effect on November 1, 2011 (Tuesday), the effective date of the Merger.

(2)	Number of units increased by the split, etc.

(a) Number of outstanding units of the Investment Corporation before the split:	32,700
(b) Number of units increased by this split:	196,200
(c) Number of outstanding units of the Investment Corporation after the split:	228,900
(d) Number of outstanding units of the Investment Corporation after the Merger:	842,823		(Note 1)
(e) Number of issuable units after the split and the Merger:	(To be determined	)	(Note 2)

(Note 1)	In the case that 3 units of the Investment Corporation after the Unit Split will be distributed for each of all the units of Ichigo REIT in the Merger.
(Note 2)	Number of issuable units may be amended by amendment to the Articles of Incorporation of the Investment Corporation in connection with the Merger. The contents of any amendment to the Articles of Incorporation will be announced once it is determined if number of issuable units are to be amended.

3.	Schedule of the Unit Split

(1)	Public notice date for record date	Middle of October, 2011 (scheduled)
(2)	Record date	October 31, 2011 (scheduled)
(3)	Effective date	November 1, 2011 (scheduled)

4.	Other

Other matters required for the Unit Split will be determined at board of directors’ meetings to be held in the future.

End of Document

* Recipients of this document:	Kabuto Club; the Ministry of Land, Infrastructure and Transport Press Club; and the Ministry of Land, Infrastructure and Transport Press Club for Construction Publications

* Website of the Investment Corporation:	http://www.fcric.co.jp

[Provisional Translation Only]

The English translation of the original Japanese document is provided solely for information purposes.

Should there be any discrepancies between this translation and the Japanese original, the latter shall prevail.

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